------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION                           OMB APPROVAL
                                          Washington, DC 20549                            -----------------------------
                                                                                          OMB Number:         3235-0287
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires:   September 30, 1998
[ ] Check box if no                                                                       Estimated average burden
    longer subject to         Filed pursuant to Section 16(a) of the Securities           hours per response....... 0.5
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the              -----------------------------
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Cumberledge     Edward            M.       |    RAILWORKS CORPORATION (RWKS)              |   to Issuer (Check all applicable)   |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an entity |                    |              title           below)  |
| c/o RailWorks Corporation                  |    (Voluntary)          |     March 2001     |              below)                  |
|     6225 Smith Ave., Suite 200             |                         |                    |      Chief Financial Officer         |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check Applicable Line)            |
|                                            |                         |    (Mo/Yr)         |   [X] Form filed by One              |
|  Baltimore         MD              21209   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form filed by More than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction   |3. Transac-   |4. Securities Acquired (A)   | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date          |   tion Code  |   or Disposed of (D)        |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/   |   (Instr. 8) |                             |    cially Owned at |   Form:     |   direct |
|                     |   Year)         |              |                             |    End of Month    |   Direct    |   Benefi-|
|                     |                 |              |   (Instr. 3, 4 and 5)       |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                 |--------------|-----------------------------|                    |   Indirect  |   Owner- |
|                     |                 | Code  |  V   |    Amount  | (A) or| Price  |                    |   (I)       |   ship   |
|                     |                 |       |      |            | (D)   |        |                    |   (Instr. 4)|   (Instr.|
|                     |                 |       |      |            |       |        |                    |             |   4)     |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
| Common Stock        |  3/14/01        |  P    |      |   5,000    |   A   |$2.71875|       5,000        |     I       |    (1)   |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
|                     |                 |       |      |            |       |        |                    |             |          |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
|                     |                 |       |      |            |       |        |                    |             |          |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
|                     |                 |       |      |            |       |        |                    |             |          |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
|                     |                 |       |      |            |       |        |                    |             |          |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
|                     |                 |       |      |            |       |        |                    |             |          |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
|                     |                 |       |      |            |       |        |                    |             |          |
|---------------------|-----------------|-------|------|------------|-------|--------|--------------------|-------------|----------|
|                     |                 |       |      |            |       |        |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) These shares are beneficially owned by the trustee of an individual retirement account beneficially owned by Joan Kunz Cumberledge, the reporting person's wife. The reporting person disclaims beneficial ownership of these shares.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person,         Potential persons who are to respond to the                  (Over)
 see Instruction 4(b)(v).                                        collection of information contained in this         SEC 1474 (7-97)
                                                                 form are not required to respond unless the
                                                                 form displays a currently valid OMB control
                                                                 number.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

**  Intentional misstatements or omissions of facts constitute Federal Criminal          /s/ Edward Cumberledge           4/5/2001
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      **Signature of Reporting Person    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information
contained in this form are not required to respond unless the form                                                          Page 2
displays a currently valid OMB Number.                                                                             SEC 1474 (7-97)